EXHIBIT INDEX

2.1        Third Modification Agreement



                        THIRD MODIFICATION AGREEMENT
                        ----------------------------


     THIS THIRD MODIFICATION AGREEMENT (this "Agreement") is made effective as of the 18th day of July, 2007, by and among Girls' Life Acquisition Corp. ("GLA"), Karen Bokram ("Bokram"), TNK, Inc. (f/k/a Girls' Life, Inc.) ("TNK"), and Monarch Services, Inc. ("Monarch") (each a "Party" and, collectively, the "Parties").

                                RECITALS

     A. Reference is made to that certain Asset Purchase Agreement dated as of August 18, 2006 by and among GLA, TNK and Monarch (the "Purchase Agreement"), pursuant to which GLA purchased the assets of TNK. The purchase price for the assets was $900,000, plus the assumption of the Assumed liabilities (as defined in the Purchase Agreement). The purchase price was paid by the assumption of the Assumed Liabilities by GLA and by the delivery of a Promissory Note dated August 18, 2006, made by GLA, payable to the order of TNK, in the principal amount of $900,000.00, which bears interest at a rate of 6% per annum (the "Note"). To secure payment of the Note, Bokram and TNK entered into a Stock Pledge Agreement dated as of August 18, 2006, pursuant to which Bokram pledged all of the issued and outstanding stock of GLA (the "Pledge Agreement," and collectively with the Note, the Purchase Agreement, the Security Agreement (as defined below) and the Guaranty (as defined below), the "Transaction Documents"). Each of the Note, the Purchase Agreement and the Pledge Agreement has been amended pursuant to Modification Agreements dated as of November 16, 2006 and November 28, 2006 (the "Second Modification Agreement") (collectively, the "Prior Modification Agreements") entered into
by and among GLA, Bokram, TNK and Monarch.   Pursuant to the Second Modifi-
cation Agreement, GLA granted a security interest in all of its assets to TNK, as evidenced by a Security Agreement dated November 28, 2006 by GLA in favor of TNK (the "Security Agreement"). Additionally, Bokram personally guaranteed GLA's obligations under the Note pursuant to a Guaranty dated November 28, 2006 executed by Bokram (the "Guaranty").

     B. GLA has determined that it will not be able to pay the Note in full at its maturity. TNK agrees to extend the maturity date for payment of the outstanding principal amount of the Note until October 16, 2007 (the "Extended Maturity Date") and releases GLA and Bokram from all liability in connection with the dispute concerning the refund of $25,000 received by GLA from the U.S. Postal Service (the "USPS Refund"), in consideration of (i) Monarch's receipt of the sum of $25,000 from GLA representing the amount of the USPS Refund (the "USPS Payment") and (ii) the legal fees of Monarch and TNK in connection with the negotiation of this Agreement, paid within five (5) days of receipt of an invoice from TNK (the "Legal Fees").

     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, the parties agree as follows:

Recitals. The foregoing Recitals are hereby incorporated in this Agreement to the same extent as if they had been herein stated in full. Capitalized terms not defined herein shall have the meanings set forth in the Transaction Documents.

Payment. GLA agrees to make the USPS Payment to Monarch concurrently with the execution of this Agreement. GLA agrees that it shall pay the Legal Fees within five (5) days of receipt of an invoice from TNK.

Release. In consideration for the USPS Payment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of TNK and Monarch (the "Releasors"), the Releasors do hereby and forever release and discharge each of GLA and Bokram as well as their parents, subsidiaries, successors, stockholders, partners, heirs, predecessors, and assigns, and the officers, directors, agents, employees, attorneys and representatives of each of them, past or present (collectively, the "Released Parties" and each a "Released Party"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which any or all of Releasors has or may have against any of the Released Parties by reason of any and all acts, omissions, events or facts occurring or existing prior to, and including, the date hereof with regard to the USPS Refund.

Amendment of Note.  The Note is hereby further amended as follows:

      a) All references to "August 16, 2007" are hereby deleted and "October 18, 2007" shall be inserted in lieu thereof.

     (b)    Interest will continue to accrue at 6% per annum under the Note.

   Amendment of Purchase Agreement. The Purchase Agreement is hereby further amended as follows:

     (a) All references to "August 16, 2007", including references to such date as the "Maturity Date," are hereby deleted and "October 18, 2007" shall be inserted in lieu thereof.

Confirmation of Transaction Documents. This Agreement shall amplify and amend where specifically provided herein but shall not replace the Transaction Documents, and except as specifically amended herein, all of the terms, conditions and obligations of the Transaction Documents remain in full force and effect, and all of the rights and remedies provided for therein shall be preserved by each party thereto. GLA hereby agrees to be bound by each of the covenants and agreements contained therein, as modified by this Agreement and the Prior Modification Agreements. Except as modified by this Agreement and the Prior Modification Agreements, GLA agrees that the Transaction Documents shall continue in full force and effect without modification, and that the Transaction Documents are hereby expressly approved, ratified, confirmed and reaffirmed by GLA.

Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal effective as of the date first above written.

GIRLS LIFE ACQUISITION CORPORATION	TNK, INC. (f/k/a GIRLS' LIFE, INC.)


By:/s/ Karen Bokram                         By: A. Eric Dott
   --------------------                        ----------------------
  Karen Bokram, CEO                             A. Eric Dott, President


                                            MONARCH SERVICES, INC.


By:/s/ Karen Bokram                         By: Jackson Y. Dott
   --------------------                        -----------------------
   Karen Bokram, Individually                  Jackson Y. Dott, President